Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and Disclosure of Portfolio Holdings, Oversight of Risk Management, "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report, dated February 22, 2012, on the financial statements and financial highlights of Pioneer Real Estate Shares included in the Annual Report to the Shareowners for the year ended December 31, 2011 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 31 to the Registration Statement (Form N-1A, No. 33-65822) of Pioneer Real Estate Shares.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 23, 2012